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                                                                       EXHIBIT 1


[LOGO]                                                              NEWS RELEASE

PATHOGENESIS CORPORATION . 201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON 98119
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(206) 467-8100
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FOR IMMEDIATE RELEASE


Contact:
Alan Meyer, Chief Financial Officer
(847) 583-5421 or (206) 270-3328

                PATHOGENESIS CORP. TO EXPLORE STRATEGIC OPTIONS
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                 Continues on Track to Meet 2000 Expectations


          SEATTLE, June 5, 2000 - PathoGenesis Corp. (Nasdaq: PGNS) today announced that it has engaged Goldman Sachs & Co. and other advisors to explore strategic options for enhancing shareholder value.

     "PathoGenesis continues to be on track to meet Wall Street analysts' current range of expectations for 2000," said Wilbur H. Gantz, chairman and chief executive officer. "Although we are a small and relatively young biotech company, we are well-capitalized. We have very strong research and development capabilities, in addition to our manufacturing, sales and marketing strengths. We are the world leader in the field of inhaled antibiotic therapy for infectious diseases and have an exciting pipeline. At the same time, we recognize the need to take PathoGenesis to the next level, to further broaden our product line and markets, and to exploit our potential to the fullest."

     Seattle-based PathoGenesis Corp. develops and commercializes drugs to treat chronic infectious diseases - particularly serious lung infections - including those common in cystic fibrosis, bronchiectasis and ventilator patients. PathoGenesis' stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.

          Note: This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Because those statements are based on factors that involve risks and uncertainties, the company's actual future results may differ materially from the results expressed or implied by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the fact that PathoGenesis only began commercial operations in 1998, its dependence on TOBI, the degree of penetration of its markets and frequency of TOBI's use by patients, risks associated with marketing TOBI in international markets, third party reimbursement and product pricing, seasonal impacts on hospitalizations or exacerbations experienced by patients, variability in wholesaler ordering patterns, uncertain outcome of drug development and clinical trials, uncertain outcome of the U.S. and international drug approval process, competition and alternative therapies, and other factors described in PathoGenesis' filings with the Securities and Exchange Commission, including the company's 1999 annual report on Form 10-K and Exhibit 99.1 to the Form 10-K.

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